EXHIBIT 99.8

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 to be filed by Civeo Canadian Holdings ULC, a British Columbia unlimited liability company to be converted to a British Columbia limited company (“Civeo Canada”), with the Securities and Exchange Commission, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Civeo Canada, effective on or about completion of the redomicile transaction as described in the Registration Statement. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement.

Dated:	December 21, 2014	/s/ Richard A. Navarre
Richard A. Navarre